Exhibit 99.1

6/15/2026

Intrepid Potash Announces Appointment of Jason Tremblay as Chief Financial Officer

DENVER--(BUSINESS WIRE)-- Intrepid Potash, Inc. (“Intrepid”, “the Company”, “we”, “us”, or “our”) (NYSE:IPI) today announced the appointment of Jason Tremblay as Chief Financial Officer, effective June 15, 2026.

Mr. Tremblay brings nearly three decades of leadership experience across finance, strategy, operations, and business transformation within the mining, agriculture, and crop nutrition industries.

Mr. Tremblay joins Intrepid from The Mosaic Company (NYSE: MOS), where he most recently served as Vice President, Enterprise Strategy & Business Support. In that role, he led enterprise strategy, investor relations, enterprise risk management, and business support functions, working closely with senior leadership and the board on strategic planning, value creation initiatives, and capital allocation.

During his tenure at Mosaic, Mr. Tremblay held a range of senior leadership roles, including Vice President of Finance for the company’s Potash Business Unit, where he supported operations, commercial activities, capital projects, and overall business performance

Prior to Mosaic, Mr. Tremblay spent 10 years in public accounting with Deloitte & Touche and Ernst & Young, where he developed expertise in audit, accounting, internal controls, due diligence, and professional practice oversight.

Kevin Crutchfield, Intrepid’s Chief Executive Officer, commented,

“We are pleased to welcome Jason to Intrepid. Jason brings a strong combination of financial expertise, operational insight, and strategic leadership that aligns well with our priorities. His experience driving disciplined capital allocation, strengthening financial performance, and supporting growth initiatives will be instrumental as we continue to enhance our operating efficiency and deliver sustainable long-term value for our shareholders.”

Mr. Tremblay holds a Bachelor of Commerce degree from the University of Saskatchewan and is a Chartered Professional Accountant (CPA) of Canada. He has also served in industry and community leadership roles, including as a former Board Member and Audit Committee Chair of the Saskatchewan Mining Association.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, and salt products essential for customer success in the agriculture and animal feed industries. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact

Ryan Schultz

Interim Investor Relations Manager

Email: ryan.schultz@intrepidpotash.com